Exhibit 99.1

FOR IMMEDIATE RELEASE

January 22, 2015

Analysts:	Todd Beekman (todd.beekman@huntington.com), 614.480.3878
Mark Muth (mark.muth@huntington.com), 614.480.4720

Media:     Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2014 FOURTH QUARTER NET

INCOME OF $164 MILLION; EARNINGS PER COMMON SHARE OF $0.19;

DELIVERING STRONG LOAN GROWTH

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2014 fourth quarter of $164 million, a $9 million and $5 million increase from the prior and year-ago quarters, respectively. Earnings per common share for the 2014 fourth quarter were $0.19, an increase of $0.01 from the prior and year-ago quarters.

2014 full-year net income was $632 million, down 1% from the prior year. Earnings per common share for the year were $0.72, unchanged from the prior year.

“We met our commitments of positive operating leverage and revenue growth,” said Steve Steinour, chairman, president and CEO. “We continue to invest opportunistically to position ourselves well as we move into 2015 and beyond.”

“Last year we invested in a series of initiatives that drove revenue growth while streamlining our operations. As a result, Huntington is uniquely attractive to both consumer and commercial customers who appreciate our innovative products, strong distribution system, digital banking, and award-winning customer service,” continued Steinour. “We continue to manage risk while investing to deliver continued growth and positive operating leverage.”

“2014 was a year of accomplishments, evidenced by retail banking customers rating Huntington ‘Highest in Customer Satisfaction with Retail Banking in the North Central Region’ for the second year in a row in the J.D. Power 2014 U.S. Retail Banking Satisfaction Study. Furthermore, small business owners ranked Huntington ‘Highest in Customer Satisfaction with Small Business Banking in the Midwest Region’ in another study released by J.D. Power in 2014,” Steinour said. “Huntington has been recognized as the No. 1 SBA lender in the country in terms of number of loans, and also cited by the U.S. Treasury Department as the largest lender in its state small business credit initiative.”

Huntington today also announced that the Board of Directors declared a quarterly cash dividend on its common stock of $0.06 per common share. The dividend is payable April 1, 2015, to shareholders of record on March 18, 2015.

Specific full-year 2014 highlights compared with 2013:

•	1.01% return on average assets, 11.8% return on average tangible common equity

•	$100 million, or 4%, increase in fully-taxable equivalent revenue

•	Achieved positive operating leverage for the second consecutive year

•	$6.1 billion, or 12%, increase in average earning assets

•	$3.6 billion, or 9%, increase in average loans and leases

•	Net interest margin of 3.23%, a decrease of 13 basis points

•	$33 million, or 3%, decrease in noninterest income, including a $42 million, or 33%, decrease in mortgage banking income

•	$124 million, or 7%, increase in noninterest expense, largely driven by $76 million net impact of Significant Items related to acquisitions, franchise repositioning, net additions to litigation reserves, and the benefit from the prior year’s pension curtailment

•	Net charge-offs declined to 0.27% of average loans and leases, down from 0.45%

•	35.7 million common shares repurchased at an average price of $9.37 per share; Combined with dividends of $0.21 per share, $506 million was returned to shareholders

2014 Fourth Quarter specific highlights compared with 2013 Fourth Quarter:

•	$0.36, or 6%, increase in tangible book value per common share to $6.62; end of period dividend yield of 2.1%

•	$7.0 billion, or 13%, increase in average earning assets; $4.0 billion, or 9%, increase in average loans and leases

•	$25 million, or 4%, increase in fully-taxable equivalent revenue

•	$37 million, or 8%, increase in noninterest expense, including $13 million net increase related to Significant Items

•	$22 million decrease in provision for credit losses

2014 Fourth Quarter specific highlights compared with 2014 Third Quarter:

•	$1.3 billion, or 9% annualized, increase in average earning assets, including a $1.0 billion, or 8% annualized, increase in average loans and leases

•	Net interest margin of 3.18%, a decrease of 2 basis points

•	$14 million, or 6%, decrease in noninterest income, including an $11 million, or 44%, decrease in mortgage banking income

•	$22 million decrease in provision for credit losses

Table 1 – Earnings Performance Summary

	Full Year		2014		2013
($ in millions, except per share data)	2014	2013	Fourth Quarter	Third Quarter	Fourth Quarter
Net Income	$632.4	$641.3	$163.6	$155.0	$158.2
Diluted earnings per common share	0.72	0.72	0.19	0.18	0.18

Return on average assets	1.01%	1.14%	1.00%	0.97%	1.09%
Return on average common equity	10.2	11.0	10.3	9.9	10.5
Return on average tangible common equity	11.8	12.7	11.9	11.4	12.1
Net interest margin	3.23	3.36	3.18	3.20	3.28
Efficiency ratio	65.1	62.6	66.2	65.3	63.4

Tangible book value per common share	$6.62	$6.26	$6.62	$6.53	$6.26
Cash dividends declared per common share	0.21	0.19	0.06	0.05	0.05
Average diluted shares outstanding (000’s)	833,081	843,974	825,338	829,623	842,324

Average earning assets	$57,705	$51,598	$60,010	$58,707	$53,012
Average loans	45,425	41,826	47,092	46,113	43,138
Average core deposits	46,147	43,979	47,638	46,119	44,748

Tangible common equity / tangible assets ratio	8.17%	8.82%	8.17%	8.35%	8.82%
Tier 1 common risk-based capital ratio	10.23	10.31	10.23	10.31	10.90

NCOs as a % of average loans and leases	0.27%	0.45%	0.20%	0.26%	0.43%
NAL ratio	0.63	0.75	0.63	0.70	0.75
ACL as a % of total loans and leases	1.40	1.65	1.40	1.47	1.65

Table 2 lists certain items that Management believes are significant in understanding corporate performance and trends (see Basis of Presentation). This quarter contained two Significant Items: 1) a $12 million net increase in litigation reserves, and 2) $9 million of franchise repositioning related expense for the previously announced consolidation of 26 branches and organizational actions.

Table 2 – Significant Items Influencing Earnings

Three Months Ended (in millions, except per share)	Pre-Tax Impact	After-Tax Impact
	Amount	Amount (1)	EPS (2)
December 31, 2014 – net income		$164	$0.19
• Addition to litigation reserves	$(12)	(8)	(0.01)
• Franchise repositioning related expense	(9)	(6)	(0.01)

September 30, 2014 – net income		$155	$0.18
• Franchise repositioning related expense	$(19)	(13)	(0.02)
• Merger and acquisition related net expenses	(3)	(2)	(0.00)

June 30, 2014 – net income		$165	$0.19

March 31, 2014 – net income		$149	$0.17
• Camco Financial acquisition	$(12)	(8)	(0.01)
• Addition to litigation reserves	(9)	(6)	(0.01)

December 31, 2013 – net income		$158	$0.18
• Franchise repositioning related expense	$(7)	(5)	(0.01)

September 30, 2013 – net income		$178	$0.20
• Pension curtailment gain	$34	22	0.03
• Franchise repositioning related expense	$(17)	(11)	(0.01)

June 30, 2013 – net income		$151	$0.17

March 31, 2013 – net income		$153	$0.17

(1)	Favorable (unfavorable) impact on net income; 35% operating tax rate
(2)	EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2014	2013			2014		2013
	Full	Full	Change		Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	YOY		Quarter	Quarter	Quarter	LQ		YOY
Net interest income	$1,837.1	$1,704.6	8%		$473.3	$466.3	$430.6	(1)%		10%
FTE adjustment	27.6	27.3	1		7.5	7.5	8.2	—		(8)

Net interest income - FTE	1,864.7	1,731.9	8		480.8	473.8	438.8	(1)		10
Noninterest income	979.2	1,012.2	(3)		233.3	247.3	249.9	6		(7)

Total revenue - FTE	$2,843.9	$2,744.1	4%		$714.1	$721.2	$688.7	1%		4%

								Change bps
Yield / Cost								LQ		YOY
Total earning assets	3.47%	3.66%	(19	)bp	3.41%	3.44%	3.58%	(3	)bp	(17	)bp
Total loans and leases	3.71	3.93	(22)		3.60	3.66	3.77	(6)		(18)
Total securities	2.57	2.45	12		2.65	2.54	2.60	11		4

Total interest-bearing liabilities	0.34	0.43	(9)		0.32	0.33	0.42	—		(10)
Total interest-bearing deposits	0.25	0.35	(10)		0.23	0.23	0.32	(1)		(9)

Net interest rate spread	3.13	3.23	(10)		3.09	3.11	3.16	(3)		(8)
Impact of noninterest-bearing funds on margin	0.10	0.13	(3)		0.09	0.09	0.12	—		(3)

Net interest margin	3.23%	3.36%	(13	)bp	3.18%	3.20%	3.28%	(2	)bp	(11	)bp

See Page 8 & 18 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2014 fourth quarter increased $42 million, or 10%, from the 2013 fourth quarter. This reflected the benefit from the $7.0 billion, or 13%, increase in average earnings assets, including a $4.0 billion, or 9%, increase in average loans and leases and a $3.0 billion, or 31%, increase in average securities. This earning asset growth was partially offset by the 10 basis point decrease in the FTE net interest margin (NIM) to 3.18%. The NIM contraction reflected a 17 basis point decrease related to the mix and yield of earning assets and 3 basis point reduction in benefit from the impact of noninterest-bearing funds, partially offset by the 10 basis point reduction in funding costs.

Compared to the 2014 third quarter, FTE net interest income increased $7 million, or 6% annualized. While the NIM decreased 2 basis points, average earning assets increased $1.3 billion, or 9% annualized, including a $1.0 billion, or 8% annualized, increase in average loans and leases.

Table 4 – Average Earning Assets – Automobile and C&I Activity Continue to Drive Growth

	2014	2013		2014		2013
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
(in billions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Average Loans and Leases
Commercial and industrial	$18.3	$17.2	7%	$18.9	$18.6	$17.7	2%	7%
Commercial real estate	5.0	5.0	(1)	5.1	5.0	4.9	2	4

Total commercial	23.3	22.2	5	24.0	23.5	22.6	2	6

Automobile	7.7	5.7	35	8.5	8.0	6.5	6	31
Home equity	8.4	8.3	1	8.5	8.4	8.3	—	1
Residential mortgage	5.6	5.2	8	5.8	5.7	5.3	—	8
Other consumer	0.4	0.4	(9)	0.4	0.4	0.4	4	7

Total consumer	22.1	19.6	13	23.1	22.6	20.6	2	12

Total loans and leases	45.4	41.8	9	47.1	46.1	43.1	2	9

Total securities	11.9	9.2	29	12.5	12.2	9.5	2	31
Held-for-sale and other earning assets	0.4	0.6	(31)	0.5	0.4	0.4	6	17
Total earning assets	$57.7	$51.6	12%	$60.0	$58.7	$53.0	2%	13%

See Page 6 & 16 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2014 fourth quarter increased $7.0 billion, or 13%, from the year-ago quarter, driven by:

•	$3.0 billion, or 31%, increase in average securities, reflecting an increase of $1.5 billion of Liquidity Coverage Ratio (LCR) Level 1 qualified securities and $1.3 billion of direct purchase municipal instruments, which at the end of the year-ago quarter $0.6 billion were reclassified from Commercial and Industrial (C&I) loans.

•	$2.0 billion, or 31%, increase in average Automobile loans, as originations remained strong.

•	$1.2 billion, or 7%, increase in average C&I loans and leases, primarily reflecting growth in trade finance in support of our middle market and corporate customers.

•	$0.4 billion, or 8%, increase in average Residential mortgage loans as a result of the Camco acquisition and a decrease in the rate of payoffs due to lower levels of refinancing.

Table 5 – Average Liabilities – Focus on Core Customer Relationships and Reducing Funding Costs Continues to Drive Shift in Funding Mix

	2014	2013		2014		2013
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
(in billions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Average Deposits
Demand deposits - noninterest bearing	$14.0	$12.9	9%	$15.2	$14.1	$13.3	8%	14%
Demand deposits - interest bearing	5.9	5.9	1	5.9	5.9	5.8	1	3

Total demand deposits	19.9	18.7	6	21.1	20.0	19.1	6	11
Money market deposits	17.9	15.7	14	18.4	17.9	16.8	3	9
Savings and other domestic deposits	5.0	5.0	—	5.1	5.0	4.9	1	3
Core certificates of deposit	3.3	4.5	(27)	3.1	3.2	3.9	(3)	(22)

Total core deposits	46.1	44.0	5	47.6	46.1	44.7	3	6
Other domestic deposits of $250,000 or more	0.2	0.3	(21)	0.2	0.2	0.3	(10)	(27)
Brokered deposits and negotiable CDs	2.1	1.6	33	2.4	2.3	1.4	8	74
Other deposits	0.4	0.3	8	0.5	0.4	0.4	28	35

Total deposits	48.9	46.2	6	50.8	49.0	46.8	4	9

Short and long-term borrowings	6.3	3.1	104	6.6	7.2	3.7	(7)	78

Total Interest-bearing liabilities	$41.2	$36.4	13%	$42.2	$42.0	$37.2	—%	14%

See Page 6 & 16 of Quarterly Financial Supplement for additional detail.

Average total core deposits for the 2014 fourth quarter increased $2.9 billion, or 6%, from the year-ago quarter, of which $1.1 billion were acquired deposits. Noninterest bearing deposits increased $1.8 billion, or 14%. Average interest-bearing liabilities increased $5.1 billion, or 14%, from the year-ago quarter, reflecting:

•	$2.9 billion, or 78%, increase in short- and long-term borrowings, primarily reflecting a cost-effective method of funding incremental LCR related securities growth.

•	$1.6 billion, or 9%, increase in money market deposits, reflecting the strategic focus on customer growth and increased share-of-wallet among both consumer and commercial customers.

•	$1.0 billion, or 74%, increase in brokered deposits and negotiated CDs, which were used to efficiently finance balance sheet growth while continuing to manage the overall cost of funds.

Partially offset by:

•	$0.9 billion, or 22%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to no-cost demand deposits and lower-cost money market deposits.

Compared to the 2014 third quarter, average noninterest bearing deposits increased $1.1 billion, or 31% annualized, while average short- and long-term borrowings decreased by $0.5 billion, or 29% annualized.

Noninterest Income

Table 6 – Noninterest Income

	2014	2013		2014		2013
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
(in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Income
Service charges on deposit accounts	$273.7	$271.8	1%	$67.4	$69.1	$70.0	(2)%	(4)%
Trust services	116.0	123.0	(6)	28.8	28.0	30.7	3	(6)
Electronic Banking	105.4	92.6	14	28.0	27.3	24.3	3	15
Mortgage banking income	84.9	126.9	(33)	14.0	25.1	24.3	(44)	(42)
Brokerage Income	68.3	69.6	(2)	16.1	17.2	15.2	(6)	6
Insurance income	65.5	69.3	(5)	16.3	16.7	15.6	(3)	4
Bank owned life insurance income	57.0	56.4	1	15.0	14.9	13.8	1	8
Capital markets fees	43.7	45.2	(3)	13.8	10.2	12.3	35	12
Gain on sale of loans	21.1	18.2	16	5.4	8.2	7.1	(34)	(24)
Securities (losses) gains	17.6	0.4	4100	(0.1)	0.2	1.2	(153)	(108)
Other income	126.0	138.8	(9)	28.7	30.4	35.4	(6)	(19)

Total noninterest income	$979.2	$1,012.2	(3)%	$233.3	$247.3	$249.9	(6)%	(7)%

Noninterest income for the 2014 fourth quarter decreased $17 million, or 7%, from the year-ago quarter, primarily reflecting:

•	$10 million, or 42%, decrease in mortgage banking income primarily related to the $6 million impact of net MSR hedging activity.

•	$7 million, or 19%, decrease in other income, primarily related to lower fees associated with commercial loan activity.

•	$3 million, or 4%, decrease in service charges on deposit accounts, reflecting the late July 2014 implementation of changes in consumer products that were partially offset by a 10% increase in consumer households and changing customer usage patterns.

Partially offset by:

•	$4 million, or 15%, increase in electronic banking due to higher card related income and underlying customer growth.

Compared to the 2014 third quarter, noninterest income decreased $14 million, or 6%, primarily related to a similar decline in mortgage banking income.

Noninterest Expense (see Basis of Presentation)

Table 7 – Noninterest Expense from Continuing Operations (GAAP)

	2014	2013		2014		2013
	Full	Full	YOY	Fourth	Third	Fourth	Change %
(in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$1,048.8	$1,001.6	5%	$263.3	$275.4	$249.6	(4)%	6%
Outside data processing and other services	212.6	199.5	7	53.7	53.1	51.1	1	5
Net occupancy	128.1	125.3	2	31.6	34.4	32.0	(8)	(1)
Equipment	119.7	106.8	12	32.0	30.2	28.8	6	11
Professional services	59.6	40.6	47	15.7	13.8	11.6	14	35
Marketing	50.6	51.2	(1)	12.5	12.6	13.7	(1)	(9)
Deposit and other insurance expense	49.0	50.2	(2)	13.1	11.6	10.1	13	30
Amortization of intangibles	39.3	41.4	(5)	10.7	9.8	10.3	9	3
Other expense	174.8	141.4	24	50.9	39.5	39.0	29	31

Total noninterest expense	$1,882.3	$1,758.0	7%	$483.3	$480.3	$446.0	1%	8%

(in thousands)
Number of employees (Average full-time equivalent)	11.9	11.8	0.9	11.9	11.9	11.8	(1)%	1%

Table 8 – Impacts of Significant Items:

	2014	2013		2014		2013
	Full	Full	YOY	Fourth	Third	Fourth	Change
(in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$19.8	$(27.2)	$47.1	$2.2	$15.3	$0.1	$(13.2)	$2.1
Outside data processing and other services	5.5	1.4	4.2	0.3	0.3	0.9	0.0	(0.6)
Net occupancy	11.2	12.1	(1.0)	4.1	5.2	4.2	(1.1)	(0.0)
Equipment	2.2	2.4	(0.1)	2.0	0.1	0.8	1.9	1.2
Professional services	2.2	—	2.2	—	0.0	—	0.0	—
Marketing	1.4	—	1.4	0.0	0.8	—	(0.8)	—
Other expense	23.1	1.0	22.2	11.6	1.1	1.0	10.6	10.7

Total noninterest expense	$65.5	$(10.5)	$75.9	$20.3	$22.8	$6.9	$(2.5)	$13.4

Table 9 – Adjusted Noninterest Expense (Non-GAAP):

	2014	2013		2014		2013
	Full	Full	YOY	Fourth	Third	Fourth	Change %
(in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$1,028.9	$1,028.9	0%	$261.1	$260.1	$249.5	0%	5%
Outside data processing and other services	207.1	198.2	4	53.4	52.8	50.2	1	6
Net occupancy	116.9	113.2	3	27.4	29.2	27.8	(6)	(1)
Equipment	117.4	104.4	12	30.0	30.1	27.9	(0)	7
Professional services	57.3	40.6	41	15.7	13.8	11.6	14	35
Marketing	49.2	51.2	(4)	12.5	11.8	13.7	6	(9)
Deposit and other insurance expense	49.0	50.2	(2)	13.1	11.6	10.1	13	30
Amortization of intangibles	39.3	41.4	(5)	10.7	9.8	10.3	9	3
Other expense	151.7	140.4	8	39.2	38.4	38.0	2	3

Total noninterest expense	$1,816.9	$1,768.5	3%	$463.0	$457.5	$439.1	1%	5%

Reported noninterest expense for the 2014 fourth quarter increased $37 million, or 8%, from the year-ago quarter. Excluding the impact of Significant Items, noninterest expense increased $24 million, or 5%. Changes in reported noninterest expense primarily reflect:

•	$14 million, or 6%, increase in personnel costs. Excluding the impact of Significant Items, personnel costs increased $12 million, or 5%, primarily related to a $9 million increase in salaries reflecting 1% increase in the number of full-time equivalent employees and a $4 million increase in health insurance costs.

•	$12 million, or 31%, increase in other expense. Excluding the impact of Significant Items, other expenses increased $1 million, or 3%.

•	$4 million, or 35%, increase in professional services, reflecting an increase in outside consultant expenses and legal services.

•	$3 million, or 11%, increase in equipment. Excluding the impact of Significant Items, equipment expenses increased $2 million, or 7%, primarily reflecting higher depreciation expense.

Noninterest expense increased $3 million, or less than 1%, from the 2014 third quarter. When adjusting for the $20 million of Significant Items in the 2014 fourth quarter and the $23 million of Significant Items in the 2014 third quarter, noninterest expense increased $5 million. On a reported basis, personnel costs decreased $12 million, or 4%, reflecting the prior quarter’s franchise repositioning actions. Other expense increased $11 million, or 29%, reflecting the current quarter’s $12 million net increase to litigation reserves.

Credit Quality

Table 10 – Summary Credit Quality Metrics

	2014				2013
($ in thousands)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Total nonaccrual loans and leases	$300,244	$325,765	$324,957	$327,158	$322,056
Total other real estate, net	35,039	36,270	34,695	35,691	27,664
Other NPAs (1)	2,440	2,440	2,440	2,440	2,440

Total nonperforming assets	$337,723	$364,475	$362,092	$365,289	$352,160
Accruing loans and leases past due 90 days or more	75,469	87,348	85,367	98,412	76,209

NPAs + accruing loans and lease past due 90 days or more	$413,192	$451,823	$447,459	$463,701	$428,369

NAL ratio (2)	0.63%	0.70%	0.71%	0.74%	0.75%
NPA ratio (3)	0.71	0.78	0.79	0.82	0.82
(NPAs+90 days)/(Loans+OREO)	0.98	1.08	1.08	1.17	1.20

Provision for credit losses	$2,494	$24,480	$29,385	$24,630	$24,331
Net charge-offs	22,975	30,023	28,643	42,986	46,447
Net charge-offs / Average total loans	0.20%	0.26%	0.25%	0.40%	0.43%

Allowance for loans and lease losses	$605,196	$631,036	$635,101	$631,918	$647,870

Allowance for unfunded loan commitments and letters of credit	60,806	55,449	56,927	59,368	62,899

Allowance for credit losses (ACL)	$666,002	$686,485	$692,028	$691,286	$710,769

ACL as a % of:
Total loans and leases	1.40%	1.47%	1.50%	1.56%	1.65%
NALs	222	211	213	211	221
NPAs	197	188	191	191	202

(1)	Other nonperforming assets includes certain impaired investment securities.
(2)	Total NALs as a % of total loans and leases.
(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

See Pages 11-14 & 21-24 of Quarterly Financial Supplement for additional detail.

Nonaccrual loans and leases (NALs) decreased $22 million, or 7%, compared to a year ago to $300 million, or 0.63% of total loans and leases. Nonperforming assets (NPAs) decreased $14 million, or 4%, to $338 million, or 0.71% of total loans and leases, OREO, and other NPAs.

The provision for credit losses decreased $22 million to $2 million in the 2014 fourth quarter reflecting the current quarter’s higher-than-expected level of commercial recoveries and 19% decrease in NALs within the CRE portfolio. Net charge-offs (NCOs) decreased to $23 million with less than $1 million of NCOs within the total commercial portfolio. NCOs equated to an annualized 0.20% of average loans and leases in the current quarter compared to 0.26% and 0.43% in the prior and year-ago quarters, respectively.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.40% from 1.65% a year ago, while the ACL as a percentage of period-end total NALs remained consistent at 222%.

Capital

Table 11 – Capital Ratios

	2014				2013
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31,
Tangible common equity / tangible assets ratio	8.17%	8.35%	8.38%	8.63%	8.82%

Tier 1 common risk-based capital ratio	10.23%	10.31%	10.26%	10.60%	10.90%

Regulatory Tier 1 risk-based capital ratio	11.50%	11.61%	11.56%	11.95%	12.28%
Excess over 6.0% (1)	$2,996	$2,987	$2,949	$3,042	$3,121

Regulatory Total risk-based capital ratio	13.56%	13.72%	13.67%	14.13%	14.57%
Excess over 10.0% (1)	$1,939	$1,980	$1,946	$2,111	$2,271

Total risk-weighted assets	$54,479	$53,239	$53,035	$51,120	$49,690

(1)	“Well-capitalized” regulatory threshold

See Page 15 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio at December 31, 2014, was 8.17%, down 65 basis points from a year ago. Tier 1 common risk-based capital ratio was 10.23%, down from 10.90% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.50%, down from 12.28% a year ago. Huntington estimates the negative impact to Tier 1 common risk-based capital from the 2015 first quarter implementation of the Federal Reserve’s revised Basel III capital rules will be approximately 40 basis points on a fully phased-in basis.

The decreases in the capital ratios were due to balance sheet growth and share repurchases that were partially offset by increased retained earnings and the stock issued in the Camco acquisition. Specifically, all capital ratios were impacted by the repurchase of 35.7 million common shares over the last four quarters, 3.6 million of which were repurchased during the 2014 fourth quarter. This decrease was offset partially by the increase in retained earnings, as well as the issuance of 8.7 million common shares in the Camco acquisition.

Income Taxes

The provision for income taxes in the 2014 fourth quarter was $57 million and $52 million in the 2013 fourth quarter. The effective tax rates for the 2014 fourth quarter and 2013 fourth quarter were 25.9% and 24.8%, respectively. At December 31, 2014, we had a net federal deferred tax asset of $72.1 million and a net state deferred tax asset of $45.3 million. As of December 31, 2014 and December 31, 2013, there was no disallowed deferred tax asset for regulatory capital purposes.

Expectations – 2015

“As we move into 2015, customer activity is strong, pipelines are stable, and our balance sheet is well positioned. We anticipate economic growth throughout the year. We built our plan with an assumption of no change in interest rates and with the contingent flexibility to quickly adjust to an evolving operating environment,” said Steinour. “We remain committed to investing in the business, disciplined expense control, and delivering full-year positive operating leverage.”

Excluding Significant Items and net MSR activity, we expect to deliver positive operating leverage in 2015 with revenue growth exceeding noninterest expense growth of 2-4%.

Overall, asset quality metrics are expected to remain near current levels, although moderate quarterly volatility also is expected, given the absolute low level of problem assets and credit costs. We anticipate NCOs will remain within or below our long-term normalized range of 35 to 55 basis points.

The effective tax rate for 2015 is expected to be in the range of 25% to 28%.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on January 22, 2015, at 10:00 a.m. (Eastern Standard Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s web site, www.huntington.com, or through a dial-in telephone number at (877) 684-3807; Conference ID# 51410831. Slides will be available the Investor Relations section of Huntington’s web site about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site. A telephone replay will be available approximately two hours after the completion of the call through January 31, 2015 at (855) 859-2056 or (404) 537-3406; conference ID# 51410831.

Please see the 2014 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at the Investor Relations section of Huntington’s web site, www.huntington.com.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2013 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

J.D. Power Disclaimer

Huntington National Bank received the highest numerical score in the midwest region in the proprietary J.D. Power 2014 Small Business Banking Satisfaction StudySM. Study based on 8,996 total responses, measuring 9 financial institutions in the midwest region (IL, IN, IA, KS, MI, MN, MO, NE, ND, OH, SD, WI) and measures opinions of small business customers with annual revenues from $100,000 to $10 million. Proprietary study results are based on experiences and perceptions of customers surveyed in July-September 2014. Your experiences may vary. Visit jdpower.com

Huntington National Bank received the highest numerical score among retail banks in the North Central region in the proprietary J.D. Power 2014 Retail Banking Satisfaction StudySM. Study based on 80,445 total responses measuring 25 providers in the North Central region (IN, KY, MI, OH & WV) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed January 2014. Your experiences may vary. Visit jdpower.com.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance – i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2013 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized Data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $66 billion asset regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and Northeast states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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